Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our reports dated March 1, 2017, with respect to the consolidated financial statements of Juno Therapeutics, Inc., and the effectiveness of internal control over financial reporting of Juno Therapeutics, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Seattle, Washington

September 21, 2017